For Immediate Release:

Contact: Margaret Miller
Republic Airways Holdings
Tel. (317) 246-2628

Republic Airways Holdings Announces Third Quarter 2011 Financial Results

- Frontier Airlines substantially achieves restructuring target

- Frontier Airlines reports 10.0% increase in total unit revenues

- Republic completes transition of 14 E170 aircraft back into fixed-fee operation

Indianapolis, Indiana (Nov. 7, 2011) – Republic Airways Holdings Inc. (NASDAQ/NM: RJET) reported the following key financial results for the third quarter of 2011 compared to 2010:

	Three months ended Sept. 30,		
(Unaudited)	2011	2010	% Change
Total operating revenues (millions)	$ 767.9	$ 711.9	7.9%
Frontier TRASM (cents)	12.26	11.15	10.0%
Operating income (millions)	48.9	72.9	-32.9%
Operating margin	6.4%	10.2%	-3.8 pts
EBITDAR (millions)	$ 166.7	$ 184.7	-9.7%
EBITDAR margin	21.7%	25.9%	-4.2 pts

"We are pleased to report ex-item profitability on each of our business segments for the quarter, especially in light of stubbornly high oil prices," said Bryan Bedford, Chairman and CEO of Republic Airways Holdings. "We are also pleased to announce that, as of today, we have finalized agreements with substantially all of our key stakeholders in the Frontier restructuring effort, and estimate that we have now substantially achieved our target of $120 million of annual improvements. We are beginning to see the benefits of our network restructuring efforts and our team remains focused on optimizing the fleet at Frontier to produce a sustainable and profitable network."

The Company reported operating revenues of $767.9 million for the quarter ended September 2011, an increase of 7.9%, compared to $711.9 million for the same period last year. The increase in revenues is primarily due to a 10.0% increase in Frontier Airlines' unit revenues. On a GAAP basis, the Company reported net income of $9.0 million, or $0.18 per diluted share, for the quarter ended September 2011, compared to net income of $21.2 million, or $0.58 per diluted share, for the same period last year.

On an ex-item basis, the Company is reporting net income of $20.4 million, or $0.40 per diluted share, compared to an ex-item net income of $25.9 million, or $0.70 per diluted share, for the three month periods ended September 2011 and 2010, respectively. The following tables present the reconciliation of results on a GAAP basis to the reported ex-item results for the three months ended September 2011 and 2010:

($ in millions)	Three months ended Sept. 30, 2011 Pre-tax by Segment Fixed-fee	Branded	Other	Consolidated	After-tax Consolidated
GAAP income (loss)	$ 17.3	$ (4.0)	$ 1.9	$ 15.2	$ 9.0
Adjustments:					
Integration and fleet transition expenses	-	4.3	-	4.3	2.5
Fuel mark-to-market hedge adjustments	-	5.0	-	5.0	3.0
Severe storm impact	-	10.0	-	10.0	5.9
Ex-item income	$ 17.3	$ 15.3	$ 1.9	$ 34.5	$ 20.4

($ in millions)	Three months ended Sept. 30, 2010 Pre-tax by Segment Fixed-fee	Branded	Other	Consolidated	After-tax Consolidated
GAAP income (loss)	$ 22.7	$ 11.6	$ 0.7	$ 35.0	$ 21.2
Adjustments:					
Fuel excise tax and mark-to-market hedge adjustments	-	0.2	-	0.2	0.1
Integration and fleet transition expenses	-	7.6	-	7.6	4.6
Ex-item income	$ 22.7	$ 19.4	$ 0.7	$ 42.8	$ 25.9

Business Segment Information

Fixed-fee Segment Summary

Excluding fuel reimbursement from our partners, fixed-fee service revenues increased 1.2% compared to the prior year's third quarter with essentially no change in block hours. Income before taxes on the fixed-fee operations was $17.3 million for the quarter compared to a pre-tax income of $22.7 million for the third quarter of 2010. Cost per Available Seat Mile (CASM), including interest expense but excluding fuel, increased to 7.95¢ for the third quarter of 2011, from 7.52¢ for the same quarter of 2010, primarily as a result of signficantly higher heavy check maintenance for all aircraft and engine restoration costs on the Company's 50-seat regional jets.

The Company completed the transition of 14 E170 aircraft from its Frontier branded operation to its fixed-fee operations, flying on behalf of Delta during the third quarter. The Company also removed three E145 aircraft from its Continental program, as planned. As of Sept. 30, 2011 the Company operated 58 aircraft with 44-50 seats and 126 aircraft with 70-86 seats under our fixed-fee commercial agreements.

During the third quarter, the Company began a program to install first-class seating on 58 E170/E175 aircraft operating on behalf of US Airways. During the program, operations for US Airways were significantly reduced to allow for the fleet configuration changes. The program was completed in October, and we are now operating a full schedule on behalf of US Airways with 20 dual-class, 69-seat E170 aircraft and 38 dual-class, 80-seat E175 aircraft.

Branded Segment Summary

The Company's branded business segment includes all operations flown as Frontier Airlines and Frontier Express. Total branded revenues increased 9.0% to $485.9 million for the quarter, compared to $445.9 million for the same period in 2010. Capacity on Frontier, as measured by ASMs, was down 0.9% from the prior year's third quarter. Load factor for the quarter was a record, 89.7%, which was an increase of 2.3 points from the third quarter of 2010. Total revenue per ASM (TRASM) was 12.26¢, up 10.0% from the same quarter in 2010. For the quarter ended September 2011, Frontier posted ex-items pre-tax income of $15.3 million compared to $19.4 million for the quarter ended September 2010.

The unit cost for Frontier, excluding fuel, was 7.23¢ for the quarter, a 0.8% increase from 7.17¢ for the same metric for the third quarter of 2010. The unit cost in the current quarter was negatively impacted by integration and fleet transition expenses as well as the July hailstorm in

Denver which reduced ASMs and increased expenses. Also, the current quarter's results include only limited benefit from our restructuring efforts.

Fuel costs for Frontier were $196.5 million for the quarter. The fuel cost per gallon, including into-plane taxes and fees, increased 45.7% to $3.38 for the third quarter of 2011 compared to $2.32 for the prior year's third quarter. This price increase resulted in $61.6 million of additional fuel expense in the third quarter of 2011, as compared to the third quarter of 2010. The third quarter 2011 result includes a mark-to-market loss on fuel hedges of $5.0 million, or $0.09 per gallon. The Company realized gains of $1.2 million, or $0.02 per gallon for hedges that were settled during the quarter. The Company has hedged approximately 25% of Frontier's fourth quarter fuel consumption and currently does not have any hedge positions for 2012.

On July 13, a severe hailstorm occurred at the Denver International Airport, damaging 22 aircraft that operate on behalf of Frontier. In the following days, Frontier cancelled approximately 250 flights while the aircraft were being repaired. The Company accommodated affected passengers on other airlines and contracted with other carriers to operate flights on behalf of Frontier. On July 23, Frontier resumed its full flight schedule. The Company estimates that its pre-tax income on Frontier was negatively impacted by approximately $10.0 million, including the insurance deductible, in the third quarter due to the hailstorm.

In May 2011, the Company announced its program to restructure Frontier to reduce costs, improve profitability and ensure the viability of the carrier. Throughout the restructuring of Frontier, the Company has emphasized our plan to increase the seat density operating within our branded business. In May 2011, when the Company unveiled the plan, we operated 37 aircraft with 76 seats or less. By May 2012, the Company expects to have approximately five such aircraft in operation for Frontier. The Company believes these fleet adjustments, combined with other restructuring efforts, will greatly improve the unit cost and financial performance of Frontier in 2012.

Frontier branded aircraft with 99 or more seats, which are expected to produce more than 95% of Frontier's capacity in 2012, had an ex-item, ex-fuel operating unit cost of 6.31¢ in the third quarter of 2011 and 6.54¢ for the nine months ended Sept. 30, 2011.

Other Segment Summary

The Company's "Other" business segment includes revenues from aircraft subleases, license fees on slots at DCA airport and expenses associated with those activities, as well as any unassigned aircraft expenses. The Company reported pre-tax income of $1.9 million in the third quarter compared to a pre-tax income of $0.7 million for the third quarter of 2010.

Beginning in the fourth quarter of 2011, the Company expects to have unassigned aircraft expenses associated with aircraft that are not operating in either the fixed-fee or Frontier networks. The Company is attempting to sell, place into fixed-fee service, or otherwise sublease aircraft that are excess to its current operating needs. For the fourth quarter of 2011, on average, the Company expects to have approximately 10 excess aircraft allocated to its Other segment.

As of Sept. 30, 2011, the Company has 11 E145 aircraft included in its Other segment, all of which are being subleased offshore. These aircraft are not included as operating aircraft in the tables in this release.

Fleet

The Company's total operational fleet decreased from June 30, 2011, by three aircraft to 279 aircraft as of Sept. 30, 2011. The Company returned three E135 aircraft to the lessor during the quarter.

The Company recently amended its agreement with Embraer to accept delivery of two E190 aircraft during the fourth quarter. The delivery of the remaining four firm aircraft has been deferred. The Company also gave notice of early termination on two leased E190 aircraft that are expected to be returned to the lessor in late 2012.

Restructuring Update

As of Nov. 7, 2011, the Company has finalized agreements with its A319 aircraft lessors that will provide for an annual reduction in lease expense of more than $26 million in 2012. These agreements also provide for the return of four A319 aircraft during the first quarter of 2012.

The Company has finalized its agreement with Airbus to purchase 80 A319/320 New Engine Option (NEO) aircraft. The aircraft will be powered by CFM International, Inc. ("CFM") LEAP-x engines. These aircraft will be operated by Frontier and are expected to be placed into service beginning in the second half of 2016.

The Company has also finalized its agreement with CFM that covers, among other things, a fuel burn guarantee on the Airbus NEO aircraft, future spare engine pricing and a reduction in the overhaul cost of existing Airbus engines.

Balance Sheet and Liquidity

The Company's cash balance decreased $40.8 million to $389.5 million as of Sept. 30, 2011, compared to Dec. 31, 2010. Restricted cash increased $65.7 million, to $204.8 million from Dec. 31, 2010, due to the seasonality of Frontier's advance bookings. The Company's unrestricted cash balance decreased $106.5 million, to $184.7 million, from Dec. 31, 2010. A condensed cash flow statement for the nine months ended Sept. 30, 2011, has been provided in the tables section of this release.

One of Frontier's restructuring agreements included a condition for the Company to raise more than $70 million of liquidity by Sept. 30, 2011. That condition was subsequently amended, and the Company is in compliance with all restructuring agreements and debt covenants. The Company previously anticipated raising liquidity through a debt issuance secured by spare parts. The transaction would have improved the Company's unrestricted cash position by approximately $85 million as of Sept. 30, 2011.

The Company is evaluating alternative liquidity sources, which may include the issuance of new debt secured by spare parts or the sale or monetization of certain assets. Absent any liquidity initiatives or financings, the Company currently anticipates that its unrestricted cash balance will decrease by the end of the fourth quarter to $150 million to $160 million.

The Company's debt decreased to $2.37 billion as of Sept. 30, 2011, compared to $2.58 billion at Dec. 31, 2010. As of Sept. 30, 2011, approximately 85% of the total debt is fixed-rate. The Company has significant long-term lease obligations for aircraft that are classified as operating leases and are not reflected as liabilities on the Company's consolidated balance sheet. At a 7.0% discount factor, the present value of these lease obligations was approximately $1.16 billion as of Sept. 30, 2011, which was the same as of Dec. 31, 2010. A condensed balance sheet as of Sept. 30, 2011, has been provided in the tables section of this release.

Corporate Information

Republic Airways Holdings Inc., based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airline and Shuttle America, collectively "the Airlines." The Airlines offer scheduled passenger service on approximately 1,500 flights daily to 125 cities in 44 states, the Bahamas, Canada, the Dominican Republic, and Mexico under branded operations at Frontier and through fixed-fee airline services agreements with five major U.S. airlines. The fixed-fee flights are operated under one of the following airline partner brands: AmericanConnection, Continental Express, Delta Connection, United Express, or US Airways Express. As of the date of this release, the airlines employ approximately 10,500 aviation professionals and operate 275 aircraft. For more information on Republic Airways please visit our website at www.rjet.com.

The Company will conduct a telephone briefing to discuss its third quarter tomorrow morning at 10:30 a.m. EST. This call is being webcast by Thomson/Reuters and can be accessed at Republic Airways Holdings' website at www.rjet.com. For those wishing to participate, please call 800-659-1942, and for international calls please dial 617-614-2710; the password is 88570882.

Additional Information

In addition to historical information, this release contains forward-looking statements. Republic Airways Holdings Inc. may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways' beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "may," "will," "should," "plan," "estimate," "predict," "potential," "continue," or "likely" and similar expressions as well as the negative of such expressions are used to identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent filing with the Securities and Exchange Commission.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,		
	2011	2010	Change	2011	2010	Change
OPERATING REVENUES						
Fixed-fee service	$ 277.1	$ 261.6	5.9%	$ 808.9	$ 772.8	4.7%
Passenger service	469.0	430.0	9.1%	1,291.7	1,170.5	10.4%
Cargo and other	21.8	20.3	7.4%	66.1	60.6	9.1%
Total operating revenues	767.9	711.9	7.9%	2,166.7	2,003.9	8.1%
OPERATING EXPENSES						
Wages and benefits	141.5	144.0	-1.7%	425.9	423.9	0.5%
Aircraft fuel	225.8	154.0	46.6%	633.4	458.6	38.1%
Landing fees and airport rents	40.5	46.2	-12.3%	126.0	129.4	-2.6%
Aircraft and engine rent	68.4	60.7	12.7%	193.8	182.3	6.3%
Maintenance and repair	80.5	68.8	17.0%	228.8	190.1	20.4%
Insurance and taxes	11.1	11.8	-5.9%	32.4	33.6	-3.6%
Depreciation and amortization	49.3	50.8	-3.0%	151.6	153.1	-1.0%
Promotion and sales	33.4	35.1	-4.8%	105.7	103.4	2.2%
Other impairment charges	-	-	nm	-	11.5	nm
Other	68.5	67.6	1.3%	208.6	221.5	-5.8%
Total operating expenses	719.0	639.0	12.5%	2,106.2	1,907.4	10.4%
OPERATING INCOME	48.9	72.9	-32.9%	60.5	96.5	-37.3%
OTHER INCOME (EXPENSE)						
Interest expense	(33.8)	(38.2)	-11.5%	(104.2)	(115.8)	-10.0%
Other - net	0.1	0.3	-66.7%	0.4	0.7	-42.9%
Total other expense	(33.7)	(37.9)	-11.1%	(103.8)	(115.1)	-9.8%
INCOME (LOSS) BEFORE INCOME TAXES	15.2	35.0	-56.6%	(43.3)	(18.6)	132.8%
INCOME TAX EXPENSE (BENEFIT)	6.2	13.8	-55.1%	(15.0)	(6.0)	150.0%
NET INCOME (LOSS)	$ 9.0	$ 21.2	-57.5%	$ (28.3)	$ (12.6)	124.6%
PER SHARE, BASIC	$ 0.19	$ 0.62	-69.4%	$ (0.59)	$ (0.37)	59.5%
PER SHARE, DILUTED	$ 0.18	$ 0.58	-69.0%	$ (0.59)	$ (0.37)	59.5%
Weighted average common shares						
Basic	48.2	34.3	40.5%	48.3	34.3	40.8%
Diluted	50.8	36.9	37.7%	48.3	34.3	40.8%

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share amounts)
(Unaudited)

	Sept. 30, 2011	Dec. 31, 2010
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 184.7	$ 291.2
Restricted cash	204.8	139.1
Receivables, net of allowance for doubtful accounts of $0.9 and $1.2, respectively	106.9	73.9
Inventories, net	113.1	94.6
Prepaid expenses and other current assets	63.6	56.4
Assets held for sale	39.8	43.5
Deferred income taxes	27.1	27.1
Total current assets	740.0	725.8
Aircraft and other equipment, net	2,983.0	3,173.5
Maintenance deposits	162.8	147.2
Other intangible assets, net	133.6	143.2
Other assets	183.3	159.0
Total assets	$ 4,202.7	$ 4,348.7
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current Liabilities:		
Current portion of long-term debt	$ 281.8	$ 269.0
Accounts payable	61.8	43.8
Air traffic liability	231.6	174.9
Deferred frequent flyer revenue	65.1	51.0
Accrued liabilities	292.3	246.6
Total current liabilities	932.6	785.3
Long-term debt, less current portion	2,087.2	2,308.7
Deferred frequent flyer revenue	74.3	102.3
Deferred credits and other non-current liabilities	102.7	108.0
Deferred income taxes	419.9	434.7
Total liabilities	3,616.7	3,739.0
Stockholders' Equity:		
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; one vote per share; 150,000,000 shares authorized; 58,107,574 and 58,062,574 shares issued and 48,327,348 and 48,173,058 shares outstanding, respectively	-	-
Additional paid-in-capital	409.9	405.5
Treasury stock, 9,333,266 shares, at cost	(181.8)	(181.8)
Accumulated other comprehensive loss	(2.5)	(2.7)
Accumulated earnings	360.4	388.7
Total stockholders' equity	586.0	609.7
Total liabilities and stockholders' equity	$ 4,202.7	$ 4,348.7

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended Sept. 30,	
	2011	2010
NET CASH FROM OPERATING ACTIVITIES	$ 79.1	$ 166.5
INVESTING ACTIVITIES:		
Purchase of aircraft and other equipment	(21.7)	(28.4)
Proceeds from sale of aircraft and other equipment	77.1	73.9
Aircraft deposits	(19.4)	(22.2)
Other, net	(5.9)	15.7
NET CASH FROM INVESTING ACTIVITIES	$ 30.1	$ 39.0
FINANCING ACTIVITIES:		
Payments on debt	(154.8)	(156.9)
Proceeds from debt issuance	13.8	54.7
Payments on early extinguishment of debt	(74.4)	(60.0)
Other, net	(0.3)	(1.8)
NET CASH FROM FINANCING ACTIVITIES	$ (215.7)	$ (164.0)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	$ (106.5)	$ 41.5
CASH AND CASH EQUIVALENTS, Beginning of period	$ 291.2	$ 157.5
CASH AND CASH EQUIVALENTS, End of period	$ 184.7	$ 199.0
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:		
CASH PAID FOR INTEREST AND INCOME TAXES		
Interest paid	$ 95.4	$ 105.1
Income taxes paid	0.4	0.6
NON-CASH INVESTING AND FINANCING ACTIVITIES		
Aircraft, inventories, and other equipment purchased through financing arrangements from manufacturer	$ -	$ 16.4
Parts, training, and lease credits from aircraft manufacturer	-	(16.6)
Engines received and not yet paid	5.0	-

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED OPERATING HIGHLIGHTS

Operating Highlights – Fixed-fee	Three Months Ended Sept. 30, 2011	2010	Change	Nine Months Ended Sept. 30, 2011	2010	Change
Fixed-fee service revenues, excluding fuel (millions) [1]	$ 247.8	$ 244.9	1.2%	$ 729.7	$ 722.6	1.0%
Passengers carried	4,285,590	4,636,672	-7.6%	12,340,973	13,042,918	-5.4%
Revenue passenger miles (thousands)	2,141,560	2,285,299	-6.3%	6,081,551	6,478,772	-6.1%
Available seat miles (thousands)	2,899,918	2,955,620	-1.9%	8,448,796	8,546,289	-1.1%
Passenger load factor	73.8%	77.3%	-3.5 pts	72.0%	75.8%	-3.8 pts
Total cost per available seat mile, including interest expense (cents) [2]	8.96	8.08	10.9%	8.98	8.40	6.9%
Operating cost per available seat mile, including interest and excluding fuel expense (cents) [2]	7.95	7.52	5.7%	8.05	7.81	3.1%
Operating aircraft at period end:						
37-50 seats	58	64	-9.4%	58	64	-9.4%
70-86 seats	126	113	11.5%	126	113	11.5%
Block hours	153,262	153,506	-	450,648	445,769	1.1%
Departures	89,120	93,273	-4.5%	262,228	265,875	-1.4%
Average daily utilization of each scheduled aircraft (hours)	10.5	10.2	2.9%	10.2	9.9	3.0%
Average stage length	485	476	1.9%	481	482	-0.2%
Average seat density	67	67	-	67	67	-
Operating Highlights – Branded						
Total revenues (millions)	$ 485.9	$ 445.9	9.0%	$ 1,343.0	$ 1,216.6	10.4%
Passengers carried	4,213,221	4,065,352	3.6%	11,372,196	11,167,176	1.8%
Revenue passenger miles (thousands)	3,553,271	3,494,871	1.7%	9,818,306	9,632,994	1.9%
Available seat miles (thousands)	3,962,984	3,997,183	-0.9%	11,486,911	11,581,584	-0.8%
Passenger load factor	89.7%	87.4%	2.3 pts	85.5%	83.2%	2.3 pts
Total revenue per available seat mile (cents)	12.26	11.15	10.0%	11.69	10.50	11.3%
Passenger revenue per ASM (cents)	11.83	10.76	9.9%	11.24	10.11	11.2%
Cost per available seat mile (cents) [3,4]	12.19	10.60	15.0%	12.34	10.74	14.9%
Fuel cost per available seat mile (cents) [3]	4.96	3.43	44.6%	4.82	3.48	38.5%
Cost per available seat mile, excluding fuel expense (cents) [4]	7.23	7.17	0.8%	7.52	7.26	3.6%
Gallons consumed	58,157,209	58,967,933	-1.4%	169,816,393	172,608,798	-1.6%
Average cost per gallon [3]	$ 3.38	$ 2.32	45.7%	$ 3.26	$ 2.33	40.0%
Operating aircraft at period end:						
37-50 seats	15	13	15.4%	15	13	15.4%
70-99 seats	21	36	-41.7%	21	36	-41.7%
120+ seats	59	51	15.7%	59	51	15.7%
Block hours	90,184	97,977	-8.0%	271,847	291,883	-6.9%
Departures	44,677	47,961	-6.8%	130,834	140,593	-6.9%
Average daily utilization of each scheduled aircraft (hours)	11.2	11.0	1.8%	10.9	11.1	-1.8%
Average stage length	821	827	-0.7%	836	827	1.1%
Average seat density	108	101	6.9%	105	100	5.0%

[1] Fixed fee service revenues exclude cargo and other revenues.

[2] Costs (in all periods) include operating and interest expenses and exclude impairments and other expenses not attributable to the fixed-fee segment.

[3] Includes mark-to-market fuel hedge expense of $5.0 million and $0.2 million for the three months ended September 30, 2011 and 2010 and fuel hedge benefit of $0.1 million and expense of $5.6 million for the nine months ended September 30, 2011 and 2010, respectively.

[4] Costs (in all periods) include operating expenses and exclude impairments and other expenses not attributable to the branded segment.

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable GAAP basis financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items.

Non-GAAP reconciliation of Net Income to EBITDAR

($ in millions)	Three months ended Sept. 30,		
	2011	**2010**	**% Change**
GAAP net income	$ 9.0	$ 21.2	-57.5%
Adjust:			
Interest expense	33.8	38.2	-11.5%
Income tax expense	6.2	13.8	-55.1%
Depreciation and amortization	49.3	50.8	-3.0%
Aircraft and engine rents	68.4	60.7	12.7%
EBITDAR	$ 166.7	$ 184.7	-9.7%